Exhibit 10(c)

TO:	Wolfgang R. Schmitt

March 11, 2009

AMENDED NOTICE OF ISSUANCE OF RESTRICTED STOCK

On August 13, 2008, the Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) granted to you 1,350 restricted shares of Parker-Hannifin Corporation Common Stock (“Shares”) pursuant to the 2004 Non-Employee Directors’ Stock Incentive Plan (“Plan”). On January 28, 2009, the Committee amended the terms and conditions of the Shares to shorten the vesting period. Accordingly, your amended award is subject to the following terms and conditions:

1.	Shares will be issued as of October 1, 2008.

2.	Ownership of the Shares vest (i.e., become unrestricted) on September 30, 2009.

3.	The Shares cannot be sold or otherwise transferred or assigned until they vest.

4.	Except as otherwise provided in this Notice, in the event you cease to be Director of the Company for any reason prior to September 30, 2009, including, without limitation, your retirement, death, disability, voluntary or involuntary removal from the Board of Directors or a “change in control” of the Company (as defined in the Plan), a pro rata portion of your unvested Shares will vest immediately, based upon the ratio of the number of months you actually served as a Director to the total number of months in the vesting period, and all remaining unvested Shares will be forfeited.

5.	Certificates representing the Shares will not be issued during the vesting period. Rather, the Shares will be issued in an uncertificated book entry format at the transfer agent.

6.	Shares will earn non-refundable dividends during the vesting period, payable directly to you.

7.	Upon the earlier of vesting or your eligibility for retirement, the value of the Shares will become taxable income to you. In the event the Company is liable to remit withholding taxes on your behalf, you will be obligated to immediately pay the Company for all withholding taxes payable by the Company at such time.

8.	If you engage in any Detrimental Activity (as defined in the Plan), the Committee may at any time revoke this award by either canceling the Shares (whether unvested or vested) or, if vested Shares have been disposed of, by requiring repayment to the Company in cash of the fair market value (as defined in the Plan) of the liquidated shares as of the date the Committee revokes the award. The Company may set off any repayment in cancelled Shares or in cash against any amounts that may be owed by the Company to you, whether as director fees, deferred compensation, or in the form of any other benefit for any other reason. Detrimental Activity, as defined in the Plan, means activity that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Company or a subsidiary, including, without limitation, (i) rendering services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) disclosing to anyone outside of the Company, or using for any purpose other than the Company’s business, confidential information or material related to the Company, whether acquired by you during or after your service as a Director of the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) violation of the Company’s Code of Ethics.

9.	By acknowledging of the terms and conditions of this award, you hereby consent to the cross-border collection, use and disclosure by the Company of certain personal data required solely for the purpose of the administration and exercise of this grant. Disclosure of personal data shall be limited to your name, gender, address, telephone number, date of birth, position, and country of residence. All personal data shall be treated as highly confidential and shall not be used for any purpose other than Plan administration.

10.	To the extent not otherwise specified above, the issuance of the Shares is subject to the terms and conditions of the Plan.

Please confirm your receipt of this Notice and indicate your acknowledgment and agreement to the terms specified herein by signing and returning a copy of this Notice to Tom Piraino.

Sincerely yours,

/s/ D. E. Washkewicz

Donald E. Washkewicz

Chairman of the Board, Chief Executive Officer and President

Acknowledged and Agreed:

Date:
Wolfgang R. Schmitt